Exhibit 99.1
eHealth, Inc. Announces Fourth Quarter 2019 and Fiscal 2019 Results

Fourth Quarter 2019 Overview

•	Revenue for the fourth quarter of 2019 was $301.7 million, a 124% increase compared to $134.9 million for the fourth quarter of 2018.

•	GAAP net income for the fourth quarter of 2019 was $88.8 million compared to net income of $26.1 million for the fourth quarter of 2018.

•	Adjusted EBITDA was $142.6 million for the fourth quarter of 2019 compared to $51.9 million for the fourth quarter of 2018.

•
Fourth quarter 2019 revenue and adjusted EBITDA include the positive impact of $42.3 million in revenue resulting from a change in estimate for expected cash commission collections relating to existing Medicare Advantage plans enrolled in prior to the fourth quarter.

•	Fourth quarter 2019 approved members for all Medicare products grew 88% compared to the fourth quarter of 2018.

SANTA CLARA, California — February 20, 2020 — eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance exchange, announces today its financial results for the fourth quarter and fiscal year ended December 31, 2019.

Scott Flanders, chief executive officer of eHealth stated, "We ended the year on a strong note, delivering the best annual enrollment period in the company’s history and generating financial results that significantly exceeded our 2019 annual guidance across multiple metrics, including revenue, GAAP net income and adjusted EBITDA. We also significantly increased our Medicare enrollment volumes and the number of major medical Medicare applications submitted online through our platform compared to a year ago - a critical element of our Medicare growth strategy. I would like to emphasize that the high level of enrollment and revenue growth that we achieved in 2019 were accompanied by meaningful adjusted EBITDA and GAAP net income margin expansion compared to 2018. Looking ahead, we anticipate the momentum we have built over the past two years to continue into 2020, and we believe we are well-positioned to continue outpacing the overall Medicare market growth as a result of our strong consumer value proposition, the depth of our technology platform and our demand generation expertise."

During the fourth quarter of 2019, eHealth worked with an external corporate valuation consultant to enhance its approach to estimating the lifetime values of plans it sold and to incorporate statistical tools to increase the accuracy of these estimates with an emphasis on improving member retention forecasting.  Fourth quarter and full year 2019 financial results reflect the impact of the changes made to enhance eHealth's Medicare Advantage plan lifetime value forecasting model resulting from this project. Specifically, our fourth quarter and full year 2019 revenue each included a positive impact of $50.8 million from the change in estimate for expected cash commission collections relating to outstanding Medicare Advantage plans. Of this amount, $42.3 million is a change in estimate in expected cash commission collections for Medicare Advantage plans since we began selling such products through the third quarter of 2019.

Unless otherwise specifically indicated, the financial results discussed below include, where applicable, the $42.3 million impact (affected by tax for net income and net income per share) from the change in estimate of expected cash commission collections.

GAAP — Fourth Quarter of 2019 Results

Revenue — Revenue for the fourth quarter of 2019 was $301.7 million, a 124% increase compared to $134.9 million for the fourth quarter of 2018. Commission revenue for the fourth quarter of 2019 was $282.1 million, a 131% increase compared to $122.2 million for the fourth quarter of 2018. Other revenue for the fourth quarter of 2019 was $19.7 million, a 55% increase compared to $12.7 million for the fourth quarter of 2018.

Excluding the impact of the $42.3 million change in estimate discussed above, our total revenue and commission revenue were $259.4 million and $239.8 million, respectively, for the fourth quarter of 2019.

Revenue from our Medicare segment was $282.6 million for the fourth quarter of 2019, a 132% increase compared to $121.6 million for the fourth quarter of 2018. Excluding the impact of the $42.3 million change in estimate discussed above, our Medicare segment revenue was $240.3 million for the fourth quarter of 2019. Revenue from our Individual, Family and Small Business segment was $19.1 million for the fourth quarter of 2019, a 44% increase compared to $13.3 million for the fourth quarter of 2018.

Income from Operations — Income from operations for the fourth quarter of 2019 was $123.1 million compared to income from operations of $41.6 million for the fourth quarter of 2018. Operating margin was 41% for the fourth quarter of 2019 compared to 31% for the fourth quarter of 2018.

Pre-tax Income — Pre-tax income for the fourth quarter of 2019 was $123.4 million compared to pre-tax income of $41.6 million for the fourth quarter of 2018.

Provision for Income Taxes — Provision for income taxes for the fourth quarter of 2019 was $34.6 million compared to provision for income taxes of $15.6 million for the fourth quarter of 2018.

Net Income — Net income for the fourth quarter of 2019 was $88.8 million, or $3.58 net income per diluted share, compared to net income of $26.1 million, or $1.25 net income per diluted share, for the fourth quarter of 2018. Net income for the fourth quarter of 2019 included a non-cash charge of $9.0 million related to an increase in fair value of the earnout liability assumed in connection with eHealth’s acquisition of GoMedigap compared to $6.0 million in the fourth quarter of 2018. The increase was driven primarily by eHealth’s share price appreciation. The share price appreciation has increased the value of the equity-based portion of the earnout consideration owed to the former holders of GoMedigap equity interests.

Segment Profit — Profit from our Medicare segment was $149.3 million for the fourth quarter of 2019, compared to a profit of $58.7 million for the fourth quarter of 2018. Excluding the impact of the $42.3 million change in estimate discussed above, our Medicare segment profit was $107.0 million for the fourth quarter of 2019. Profit from our Individual, Family and Small Business segment was $8.3 million for the fourth quarter of 2019, compared to $3.5 million for the fourth quarter of 2018.

Non-GAAP — Fourth Quarter of 2019 Results

Non-GAAP Operating Income and Non-GAAP Net Income — Non-GAAP operating income for the fourth quarter of 2019 was $141.8 million, compared to non-GAAP operating income of $51.3 million for the fourth quarter of 2018. Non-GAAP operating margin was 47% for the fourth quarter of 2019, compared to 38% for the fourth quarter of 2018. Non-GAAP net income for the fourth quarter of 2019 was $102.5 million, or $4.13 non-GAAP net income per diluted share, compared to non-GAAP net income of $35.7 million, or $1.72 non-GAAP net income per diluted share, for the fourth quarter of 2018.

Non-GAAP operating income and non-GAAP operating margin for the fourth quarter of 2019 are calculated by excluding $9.2 million of stock-based compensation expense, a $9.0 million expense related to the change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets from GAAP net operating income and GAAP operating margin. Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2019 are calculated by excluding $9.2 million of stock-based compensation expense, $9.0 million expense related to the change in fair value of earnout liability related to our acquisition of GoMedigap, $0.5 million of amortization of intangible assets and $5.0 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Non-GAAP operating income and non-GAAP operating margin for the fourth quarter of 2018 are calculated by excluding $3.1 million of stock-based compensation expense, $6.0 million expense for change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets from GAAP net operating income and GAAP operating margin. Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2018 are calculated by excluding $3.1 million of stock-based compensation expense, $6.0 million expense for change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets from GAAP net income and GAAP net income per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $142.6 million for the fourth quarter of 2019 compared to $51.9 million for the fourth quarter of 2018. Excluding the impact of the $42.3 million change in estimate discussed above, our adjusted EBITDA was $100.3 million for the fourth quarter of 2019. Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability related to our acquisition of GoMedigap, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income, net, and provision for income taxes to GAAP net income.

Submitted Applications, Approved Members and Estimated Membership

Submitted Applications — The number of submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 294,808 in the fourth quarter of 2019, a 82% increase compared to 162,216 in the fourth quarter of 2018. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which is a combination of agent unassisted and partially agent assisted online applications, increased from 22% for the fourth quarter of 2018 to 36% for the fourth quarter of 2019. The number of submitted applications for major medical Individual and Family plan products decreased by 18% in the fourth quarter of 2019 to 15,758 compared to 19,120 in the fourth quarter of 2018.

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 273,244 in the fourth quarter of 2019, an 88% increase compared to 145,689 in the fourth quarter of 2018. The number of approved members for major medical individual and family plan products increased by 1% in the fourth quarter of 2019 to 14,547 compared to 14,452 in the fourth quarter of 2018.

Estimated Membership — Total estimated membership as of December 31, 2019 was 1,146,115, a 20% increase compared to the 952,926 estimated members we reported as of December 31, 2018. Estimated Medicare membership as of December 31, 2019 was 710,649, a 46% increase compared to the 486,690 estimated members we reported as of December 31, 2018. Estimated major medical individual and family plan membership as of December 31, 2019 was 128,487, a 15% decrease compared to the 151,904 estimated members we reported as of December 31, 2018.

Cash — Fourth Quarter of 2019

Cash Flows — Net cash used in operating activities was $56.8 million for the fourth quarter of 2019, compared to net cash used in operating activities of $8.7 million for the fourth quarter of 2018.

GAAP — Full Year Results

Revenue — Revenue for the year ended December 31, 2019 was $506.2 million, a 101% increase compared to $251.4 million for the year ended December 31, 2018. Commission revenue for the year ended December 31, 2019 was $466.7 million, a 105% increase compared to $227.2 million for the year ended December 31, 2018. Other revenue for the year ended December 31, 2019 was $39.5 million, a 63% increase compared to $24.2 million for the year ended December 31, 2018.

Excluding the impact of the $42.3 million change in estimate discussed above, our total revenue and commission revenue were $463.9 million and $424.4 million, respectively, for the year ended December 31, 2019.

Revenue from our Medicare segment was $447.0 million for the year ended December 31, 2019, a 112% increase compared to $210.6 million for the year ended December 31, 2018. Excluding the impact from the change in estimate discussed above, our Medicare segment revenue was $404.7 million for the year ended December 31, 2019. Revenue from our Individual, Family and Small Business segment was $59.2 million for the year ended December 31, 2019, a 45% increase compared to $40.8 million for the year ended December 31, 2018.

Income from Operations — Income from operations for the year ended December 31, 2019 was $81.4 million compared to income from operations of $2.6 million for the year ended December 31, 2018. Operating margin was 16% for the year ended December 31, 2019 compared to 1% for the year ended December 31, 2018.

Pre-tax Income — Pre-tax income for the year ended December 31, 2019 was $83.5 million compared to pre-tax income of $3.3 million for the year ended December 31, 2018.

Provision for Income Taxes — Provision for income taxes for the year ended December 31, 2019 was $16.6 million compared to provision for income taxes of $3.1 million for the year ended December 31, 2018.

Net Income — Net income for the year ended December 31, 2019 was $66.9 million, or $2.73 net income per diluted share, compared to net income of $0.2 million, or $0.01 net income per diluted share, for the year ended December 31, 2018. Net income for the year ended December 31, 2019 included a non-cash charge of $24.1 million related to an increase in fair value of the earnout liability assumed in connection with eHealth’s acquisition of GoMedigap compared to $12.3 million for the year ended December 31, 2018. The increase was driven primarily by eHealth’s share price appreciation. The share price appreciation has increased the value of the equity-based portion of the earnout consideration owed to the former holders of GoMedigap equity interests.

Segment Profit — Profit from our Medicare segment was $155.2 million for the year ended December 31, 2019, a 155% increase compared to profit of $60.8 million for the year ended December 31, 2018. Excluding the impact of the $42.3 million change in estimate discussed above, our Medicare segment profit was $112.9 million for the year ended December 31, 2019. Profit from our Individual, Family and Small Business segment was $23.4 million for the year ended December 31, 2019, a 303% increase compared to profit of $5.8 million for the year ended December 31, 2018.

Non-GAAP — Full Year Results

Non-GAAP Operating Income and Non-GAAP Net Income — Non-GAAP operating income for the year ended December 31, 2019 was $130.2 million compared to non-GAAP operating income of $31.2 million for the year ended December 31, 2018. Non-GAAP operating margin was 26% for the year ended December 31, 2019, compared to 12% for the year ended December 31, 2018. Non-GAAP net income for the year ended December 31, 2019 was $102.0 million, or $4.16 non-GAAP net income per diluted share, compared to non-GAAP net income of $22.6 million, or $1.11 non-GAAP net income per diluted share, for the year ended December 31, 2018.

Non-GAAP operating income and non-GAAP operating margin for the year ended December 31, 2019 are calculated by excluding $22.6 million of stock-based compensation expense, $24.1 million expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, and $2.2 million of amortization of intangible assets from GAAP operating income and GAAP operating margin. Non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2019 are calculated by excluding $22.6 million of stock-based compensation expense, $24.1 million of expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, $2.2 million of amortization of intangible assets and $13.7 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per share.

Non-GAAP operating income and non-GAAP operating margin for the year ended December 31, 2018 are calculated by excluding $12.3 million of stock-based compensation expense, $12.3 million of expense for change in fair value of earnout liability, $1.9 million of restructuring charges, $2.1 million of amortization of intangible assets and $0.1 million of acquisition costs related to our acquisition of GoMedigap from GAAP net operating income and GAAP operating margin. Non-GAAP net income and non-GAAP net income per diluted share for the year ended December 31, 2018 are calculated by excluding $12.3 million of stock-based compensation expense, $12.3 million of expense for change in fair value of earnout liability, $1.9 million of restructuring charges, $2.1 million of amortization of intangible assets, $0.1 million of acquisition costs related to our acquisition of GoMedigap, and $6.2 million of the income tax effect of these non-GAAP adjustments from GAAP net income and GAAP net income per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $133.2 million for the year ended December 31, 2019 compared to $33.7 million for the year ended December 31, 2018. Excluding the impact of the $42.3 million change in estimate discussed above, our adjusted EBITDA was $90.9 million for the year ended December 31, 2019. Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability related to our acquisition of GoMedigap, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income, net and provision for income taxes to GAAP net income.

Submitted Applications and Approved Members

Submitted Applications — The number of submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans was 471,578 applications for the year ended

December 31, 2019, a 78% increase compared to 264,903 for the year ended December 31, 2018. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which include a combination of agent unassisted and partially agent assisted applications, increased from 16% for the year ended December 31, 2018 to 27% for the year ended December 31, 2019. The number of submitted applications for major medical individual and family plan products decreased by 7% for the year ended December 31, 2019 to 27,635 compared to 29,698 for the year ended December 31, 2018.

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 434,926 for the year ended December 31, 2019, an 81% increase compared to 239,688 for the year ended December 31, 2018. The number of approved members for major medical individual and family plan products declined by 25% for the year ended December 31, 2019 to 32,186 compared to 42,650 for the year ended December 31, 2018.

Cash — Full Year Results

Cash Flows — Net cash used in operating activities was $71.5 million for the year ended December 31, 2019 compared to net cash used in operating activities of $3.2 million for the year ended December 31, 2018.

2020 Guidance

Based on information available as of February 20, 2020, eHealth is providing its guidance for the full year ending December 31, 2020. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2020:

•
Total revenue is expected to be in the range of $580.0 million to $620.0 million. Revenue from the Medicare segment is expected to be in the range of $533.0 million to $569.0 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $47.0 million to $51.0 million.

•	Adjusted EBITDA(a) is expected to be in the range of $120.0 million to $135.0 million.

•
Medicare segment profit(b) is expected to be in the range of $152.0 million to $169.0 million, and Individual, Family and Small Business segment profit is expected to be in the range of $17.0 million to $18.0 million.

•	Corporate(c) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be in range of $49.0 million to $52.0 million

•	Cash used in operations is expected to be in the range of $52.0 million to $55.0 million, and cash used for capital expenditures is expected to be $18.0 million to $20.0 million.

•	GAAP net income is expected to be in the range of $68.0 million to $83.0 million.

•	GAAP net income per diluted share is expected to be in the range of $2.64 to $3.23 per share.

•	Non-GAAP net income per diluted share(d) is expected to be in the range of $3.56 to $4.09 per share.

(a)
Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, amortization of intangible assets, other income, net, and provision for income taxes to GAAP net income.

(b)
Segment profit is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(c)
Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

(d)
Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, change in fair value of earnout liability per diluted share, intangible asset amortization expense per diluted share and the income tax effect of these non-GAAP adjustments to GAAP net income per diluted share.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, February 20, 2020 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 1180328. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 1180328. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com), Medicare.com (www.Medicare.com) and GoMedigap.com (www.GoMedigap.com).

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expected growth in 2020, the acceleration of our online enrollments, our ability to outpace overall Medicare market growth, our estimates regarding total membership, Medicare membership, Individual and Family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per member and constraints on lifetime value by product category, and our guidance for the full year ending December 31, 2020, including our guidance for total revenue and revenue from our Medicare segment and our Individual, Family and Small Business segment, GAAP net income per diluted share and Non-GAAP net income per diluted share, GAAP net income, Adjusted EBITDA, profit from our Medicare segment and our Individual, Family and Small Business segment, Corporate shared service expense, cash used in operations and cash used for capital expenditures.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by the revenue recognition standard to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period and Medicare annual enrollment period; changes in laws and regulations, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; competition, including competition from government-run health insurance exchanges; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership and lifetime value of commissions; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our growth strategy in the Medicare market; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; consumer satisfaction of our service; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; our ability to successfully make and integrate acquisitions; dependence on our operations in China; the restrictions in our debt obligations; compliance with insurance and other laws and regulations; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; non-GAAP net income (loss); non-GAAP net income (loss) per diluted share; and adjusted EBITDA.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges, and

•	amortization of intangible assets.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•	Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges,

•	amortization of intangible assets, and

•	the income tax impact of non-GAAP adjustments.

•	Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) per diluted share excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,

•	change in fair value of earnout liability per diluted share,

•	acquisition costs per diluted share,

•	restructuring charges per diluted share,

•	amortization of intangible assets per diluted share, and

•	the income tax impact of non-GAAP adjustments per diluted share.

•
Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income (expense), net and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and Adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$23,466	$13,089
Accounts receivable	2,332	3,601
Commissions receivable — current	174,526	134,190
Prepaid expenses and other current assets	7,822	5,288
Total current assets	208,146	156,168
Commissions receivable — non-current	414,696	211,668
Property and equipment, net	10,518	7,684
Operating lease right-of-use assets	36,621	—
Restricted cash	3,354	—
Other assets	18,004	11,276
Intangible assets, net	10,062	12,249
Goodwill	40,233	40,233
Total assets	$741,634	$439,278
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,554	$5,688
Accrued compensation and benefits	29,578	20,763
Accrued marketing expenses	12,041	11,013
Earnout liability — current	37,273	20,730
Lease liabilities — current	4,759	—
Deferred revenue	2,570	876
Other current liabilities	2,210	1,549
Total current liabilities	112,985	60,619
Debt	—	5,000
Earnout liability — non-current	—	19,270
Deferred income taxes — non-current	64,130	47,901
Lease liabilities — non-current	34,305	—
Other non-current liabilities	3,050	3,339
Stockholders’ equity:
Preferred stock	—	—
Common stock	35	31
Additional paid-in capital	455,159	298,024
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	271,852	204,965
Accumulated other comprehensive income	116	127
Total stockholders’ equity	$527,164	$303,149
Total liabilities and stockholders’ equity	$741,634	$439,278

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenue
Commission	$282,081	$122,244	$466,676	$227,211
Other	19,667	12,673	39,525	24,184
Total revenue	301,748	134,917	506,201	251,395
Operating costs and expenses*
Cost of revenue	1,956	755	2,738	1,228
Marketing and advertising	77,392	37,184	150,249	82,939
Customer care and enrollment	52,737	26,818	134,304	70,547
Technology and content	15,598	8,600	47,085	31,970
General and administrative	21,402	13,367	64,150	45,828
Change in fair value of earnout liability	8,973	6,000	24,079	12,300
Amortization of intangible assets	546	547	2,187	2,091
Restructuring charges	—	—	—	1,865
Acquisition costs	—	—	—	76
Total operating costs and expenses	178,604	93,271	424,792	248,844
Income from operations	123,144	41,646	81,409	2,551
Other income, net	266	(21)	2,090	755
Income before income taxes	123,410	41,625	83,499	3,306
Provision for income taxes	34,586	15,554	16,612	3,065
Net income	$88,824	$26,071	$66,887	$241

Net income per share:
Basic	$3.74	$1.32	$2.90	$0.01
Diluted	$3.58	$1.25	$2.73	$0.01
Weighted-average number of shares used in per share:
Basic	23,772	19,680	23,075	19,294
Diluted	24,836	20,897	24,539	20,409
(1) Includes stock-based compensation as follows:
Marketing and advertising	$2,018	$496	$4,230	$1,974
Customer care and enrollment	524	251	1,451	816
Technology and content	1,665	560	3,611	1,675
General and administrative	4,946	1,757	13,278	7,824
Restructuring charges	—	—	—	251
Total stock-based compensation expense	$9,153	$3,064	$22,570	$12,540

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Operating activities
Net Income	$88,824	$26,071	$66,887	$241
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	830	609	2,983	2,479
Amortization of internally developed software	1,378	618	3,821	2,201
Amortization of intangible assets	546	547	2,187	2,091
Stock-based compensation expense	9,153	3,064	22,570	12,540
Deferred income taxes	34,363	15,491	16,197	2,812
Change in fair value of earnout liability	8,973	6,000	24,079	12,300
Other non-cash items	181	289	(755)	675
Changes in operating assets and liabilities:
Accounts receivable	(1,650)	(1,462)	1,270	(2,127)
Commissions receivable	(231,486)	(80,123)	(243,364)	(50,967)
Prepaid expenses and other assets	8,880	8,441	(466)	232
Accounts payable	6,539	(99)	19,694	1,414
Accrued compensation and benefits	11,438	7,214	8,814	5,133
Accrued marketing expenses	7,955	7,955	1,028	6,320
Deferred revenue	(6,513)	(4,863)	1,694	491
Accrued expenses and other liabilities	3,811	1,530	1,869	935
Net cash used in operating activities	(56,778)	(8,718)	(71,492)	(3,230)
Investing activities
Capitalized internal-use software and website development costs	(3,875)	(1,950)	(10,231)	(6,294)
Purchases of property and equipment and other assets	(1,025)	(1,063)	(6,641)	(4,534)
Payments for security deposits	—	—	(72)	—
Acquisition of business, net of cash acquired	—	—	—	(14,929)
Cash used in investing activities	(4,900)	(3,013)	(16,944)	(25,757)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	126,051	—
Net proceeds from exercise of common stock options	367	658	5,535	2,688
Repurchase of shares to satisfy employee tax withholding obligations	(2,770)	(1,106)	(14,281)	(4,504)
Proceeds from line of credit	—	5,000	—	5,000
Debt issuance costs	(517)	(49)	(517)	(1,221)
Repayment of debt	—	—	(5,000)	—
Acquisition-related contingent payments	—	—	(9,542)	—
Principal payments in connection with leases	(24)	(25)	(105)	(103)
Net cash provided by (used in) financing activities	(2,944)	4,478	102,141	1,860
Effect of exchange rate changes on cash, cash equivalents and restricted cash	18	(6)	26	(77)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(64,604)	$(7,259)	$13,731	$(27,204)
Cash, cash equivalents and restricted cash at beginning of period	91,424	20,348	13,089	40,293
Cash, cash equivalents and restricted cash at end of period	$26,820	$13,089	$26,820	$13,089

(1) The ending balance of cash, cash equivalents and restricted cash included $3.4 million of restricted cash as of December 31, 2019. There was no restricted cash as of December 31, 2018.

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Revenue
Medicare (1)	$282,604	$121,606	132%	$446,961	$210,570	112%
Individual, Family and Small Business (2)	19,144	13,311	44%	59,240	40,825	45%
Total revenue	$301,748	$134,917	124%	$506,201	$251,395	101%
Segment profit
Medicare segment profit (3)	$149,317	$58,671	154%	$155,234	$60,844	155%
Individual, Family and Small Business segment profit (3)	8,323	3,512	137%	23,368	5,803	303%
Total segment profit	157,640	62,183	154%	178,602	66,647	168%
Corporate (4)	(14,994)	(10,317)	45%	(45,374)	(32,996)	38%
Stock-based compensation expense	(9,153)	(3,064)	199%	(22,570)	(12,289)	84%
Change in fair value of earnout liability	(8,973)	(6,000)	50%	(24,079)	(12,300)	96%
Depreciation and amortization	(830)	(609)	36%	(2,983)	(2,479)	20%
Amortization of intangible assets	(546)	(547)	—%	(2,187)	(2,091)	5%
Acquisition costs	—	—	*	—	(76)	(100)%
Restructuring charges	—	—	*	—	(1,865)	(100)%
Other income, net	266	(21)	*	2,090	755	177%
Income before income taxes	$123,410	$41,625	196%	$83,499	$3,306	2,426%
* Percentage not meaningful.

Segment Information
We evaluate our business performance and manage our operations as two distinct reporting segments:

•	Medicare; and

•	Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us, and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)
Segment profit is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, acquisition costs, change in fair value of earnout liability, restructuring charges and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Medicare
Medicare Advantage	$226,625	$85,797	164%	$339,810	$143,445	137%
Medicare Supplement	15,263	12,860	19%	40,345	31,166	29%
Medicare Part D	20,918	11,730	78%	26,824	14,609	84%
Total Medicare	262,806	110,387	138%	406,979	189,220	115%
Individual and Family (1)
Non-Qualified Health Plans	5,967	3,084	93%	17,559	6,470	171%
Qualified Health Plans	1,966	783	151%	6,866	5,789	19%
Total Individual and Family	7,933	3,867	105%	24,425	12,259	99%
Ancillaries
Short-term	3,362	1,340	151%	10,524	5,583	89%
Dental	2,100	1,106	90%	5,238	2,717	93%
Vision	708	610	16%	2,002	1,467	36%
Other	1,207	1,282	(6)%	3,985	4,941	(19)%
Total Ancillaries	7,377	4,338	70%	21,749	14,708	48%
Small Business	3,346	2,768	21%	9,922	8,595	15%
Commission Bonus	619	884	(30)%	3,601	2,429	48%
Total Commission Revenue	$282,081	$122,244	131%	$466,676	$227,211	105%

_______

(1)
We define our individual and family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE SUMMARY
(Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Medicare
Commission Revenue from Members Approved During the Period (1)	$214,018	$111,781	$355,916	$192,382
Net Commission Revenue from Members Approved in Prior Periods (2) (3)	50,066	(62)	55,292	(124)
Total Medicare Segment Commission Revenue	264,084	111,719	411,208	192,258
Individual, Family and Small Business
Commission Revenue from Members Approved During the Period (1)	8,211	7,746	22,614	24,079
Net Commission Revenue from Members Approved in Prior Periods (3)	9,786	2,779	32,854	10,874
Total Individual, Family and Small Business Segment Commission Revenue	17,997	10,525	55,468	34,953
Total Commission revenue	$282,081	$122,244	$466,676	$227,211
________

(1)	These amounts include commission bonus revenue.

(2)
For the fourth quarter and full year 2019, net commission revenue for Medicare members approved in prior periods were $50.1 million and $55.3 million, respectively, each included a positive impact of $50.8 million from the change in estimate for expected cash commission collections relating to outstanding Medicare Advantage plans. Of this amount, $42.3 million is a change in estimate in expected cash commission collections for Medicare Advantage plans since we began selling such products through the third quarter of 2019.

(3)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as adjustments to revenue within the relevant reporting period.  These amounts include revenue associated with renewing small business health insurance members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
SUBMITTED APPLICATIONS
(Unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Medicare (1)
Medicare Advantage (2)	178,560	90,693	97%	299,415	159,753	87%
Medicare Supplement (2)	22,392	18,072	24%	54,328	40,252	35%
Medicare Part D	93,856	53,451	76%	117,835	64,898	82%
Total Medicare	294,808	162,216	82%	471,578	264,903	78%
Individual and Family (3)
Non-Qualified Health Plans	9,982	12,161	(18)%	18,325	18,580	(1)%
Qualified Health Plans	5,776	6,959	(17)%	9,310	11,118	(16)%
Total Individual and Family	15,758	19,120	(18)%	27,635	29,698	(7)%
Ancillaries (4)
Short-term	12,635	26,969	(53)%	55,077	102,608	(46)%
Dental	9,678	14,645	(34)%	38,650	46,073	(16)%
Vision	5,056	8,288	(39)%	18,301	22,399	(18)%
Other	4,856	9,656	(50)%	23,468	42,415	(45)%
Total Ancillaries	32,225	59,558	(46)%	135,496	213,495	(37)%
Small Business (5)	2,747	3,458	(21)%	8,095	8,693	(7)%
Total Submitted Applications	345,538	244,352	41%	642,804	516,789	24%

Submitted Applications

Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans.

(2)
The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which is a combination of agent unassisted and partially agent assisted online applications, increased from 22% for the three months ended December 31, 2018 to 36% for the three months ended December 31, 2019. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform, which is a combination of agent unassisted and partially agent assisted online applications, increased from 16% for the twelve months ended December 31, 2018 to 27% for the twelve months ended December 31, 2019.

(3)
Major medical individual and family plan ("IFP") health insurance applications submitted on our website during the period. An applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans.

(4)	Ancillaries consists primarily of short-term, dental and vision insurance plans submitted on our website during the period.
(5)
Applications for small business health insurance are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Medicare
Medicare Advantage	167,073	83,376	100%	279,561	148,478	88%
Medicare Supplement	16,178	12,170	33%	42,688	29,837	43%
Medicare Part D	89,993	50,143	79%	112,677	61,373	84%
Total Medicare	273,244	145,689	88%	434,926	239,688	81%
Individual and Family
Non-Qualified Health Plans	9,937	11,360	(13)%	20,187	23,075	(13)%
Qualified Health Plans	4,610	3,092	49%	11,999	19,575	(39)%
Total Individual and Family	14,547	14,452	1%	32,186	42,650	(25)%
Ancillaries
Short-term	13,996	28,163	(50)%	58,687	107,846	(46)%
Dental	11,619	14,623	(21)%	43,640	47,343	(8)%
Vision	6,283	9,060	(31)%	21,391	24,638	(13)%
Other	5,326	8,053	(34)%	22,980	33,500	(31)%
Total Ancillaries	37,224	59,899	(38)%	146,698	213,327	(31)%
Small Business	6,317	7,537	(16)%	16,685	19,550	(15)%
Total Approved Members	331,332	227,577	46%	630,495	515,215	22%

Approved Members
Approved members represents the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Approved members may not pay for their plan and become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of December 31,		% Change
	2019	2018
Medicare (1)
Medicare Advantage	404,694	276,357	46%
Medicare Supplement	93,477	70,426	33%
Medicare Part D	212,478	139,907	52%
Total Medicare	710,649	486,690	46%
Individual and Family (2)	128,487	151,904	(15)%
Ancillaries (3)
Short-term	27,862	24,192	15%
Dental	127,083	138,916	(9)%
Vision	71,277	73,987	(4)%
Other	38,119	38,136	—%
Total Ancillaries	264,341	275,231	(4)%
Small Business (4)	42,638	39,101	9%
Total Estimated Membership	1,146,115	952,926	20%
_________

(1)
To estimate the number of members on Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)
To estimate the number of members on Individual and Family health insurance plans ("IFP"), we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation after reducing that number using historical experience for assumed member cancellations over the period being estimated; and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(3)
To estimate the number of members on ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)
To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Healthcare reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Medicare
Medicare Advantage (1)	$1,052	$1,029	2%	$1,013	$964	5%
Medicare Supplement (1)	$990	$1,058	(6)%	$979	$1,047	(6)%
Medicare Part D (1)	$233	$235	(1)%	$238	$243	(2)%
Individual and Family
Non-Qualified Health Plans (1)	$252	$167	51%	$213	$151	41%
Qualified Health Plans (1)	$267	$198	35%	$217	$141	54%
Ancillaries
Short-term (1)	$135	$52	160%	$101	$56	80%
Dental (1)	$77	$72	7%	$70	$77	(9)%
Vision (1)	$63	$66	(5)%	$56	$55	2%
Small Business (2)	$158	$165	(4)%	$159	$168	(5)%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)
For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE
OF COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months and Year ended December 31,
	2019	2018
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	5%	5%
Medicare Part D	5%	5%
Individual and Family
Non-Qualified Health Plans	15%	15%
Qualified Health Plans	20%	20%
Ancillaries	10%	10%
Small Business	—%	—%

Constraints on Lifetime Value of Commissions Per Approved Member
Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that is it probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on a quarterly basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended December 31,		% Change	Year ended December 31,		% Change
	2019	2018		2019	2018
Medicare variable cost per approved member
Medicare variable marketing cost per approved Medicare Advantage ("MA")-equivalent member (1)	$317	$275	15%	$330	$297	11%
Medicare customer care and enrollment ("CC&E") cost per approved MA-equivalent member (2)	$242	$226	7%	$355	$315	13%
Total Medicare cost per approved member	$559	$501	12%	$685	$612	12%

Individual and Family Plan ("IFP") variable cost per approved member
IFP variable marketing cost per approved IFP-equivalent member (3)	$104	$77	35%	$67	$59	14%
IFP CC&E cost per approved IFP-equivalent member (4)	$80	$46	74%	$102	$61	67%
Total IFP cost per approved member	$184	$123	50%	$169	$120	41%

Expense Metrics Per Approved Member

(1)
Variable marketing cost per approved MA-equivalent member represents direct costs incurred in member acquisition for Medicare Advantage, Medicare Supplement and Medicare Part D plans from our direct marketing partners and online advertising channels divided by MA-equivalent approved members in a given period. MA-equivalent members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(2)
Medicare CC&E cost per approved MA-equivalent member is equal to the CC&E expense of our Medicare business included in our operating costs divided by MA-equivalent approved members in a given period. MA-equivalent approved members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(3)
Variable marketing cost per approved IFP-equivalent member represents direct costs incurred in member acquisition for IFP plans from our direct, marketing partners and online advertising channels divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

(4)
IFP CC&E cost per approved IFP-equivalent member is equal to the CC&E expense of our IFP business included in our operating costs divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,				Year ended December 31,
	2019		2018		2019		2018
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
GAAP marketing and advertising expense	$77,392	26%	$37,184	28%	$150,249	30%	$82,939	33%
Stock-based compensation expense (1)	(2,018)	(1)%	(496)	—%	(4,230)	(1)%	(1,974)	(1)%
Non-GAAP marketing and advertising expense	$75,374	25%	$36,688	27%	$146,019	29%	$80,965	32%

GAAP customer care and enrollment expense	$52,737	17%	$26,818	20%	$134,304	27%	$70,547	28%
Stock-based compensation expense (1)	(524)	—%	(251)	—%	(1,451)	—%	(816)	—%
Non-GAAP customer care and enrollment expense	$52,213	17%	$26,567	20%	$132,853	26%	$69,731	28%

GAAP technology and content expense	$15,598	5%	$8,600	6%	$47,085	9%	$31,970	13%
Stock-based compensation expense (1)	(1,665)	(1)%	(560)	—%	(3,611)	(1)%	(1,675)	(1)%
Non-GAAP technology and content expense	$13,933	5%	$8,040	6%	$43,474	9%	$30,295	12%

GAAP general and administrative expense	$21,402	7%	$13,367	10%	$64,150	13%	$45,828	18%
Stock-based compensation expense (1)	(4,946)	(2)%	(1,757)	(1)%	(13,278)	(3)%	(7,824)	(3)%
Non-GAAP general and administrative expense	$16,456	5%	$11,610	9%	$50,872	10%	$38,004	15%

GAAP income from operations	$123,144	41%	$41,646	31%	$81,409	16%	$2,551	1%
Stock-based compensation expense (1)	9,153	3%	3,064	2%	22,570	4%	12,289	5%
Change in fair value of earnout liability (2)	8,973	3%	6,000	4%	24,079	5%	12,300	5%
Amortization of intangible assets (3)	546	—%	547	—%	2,187	—%	2,091	1%
Restructuring charges (4)	—	—%	—	—%	—	—%	1,865	1%
Acquisition costs (5)	—	—%	—	—%	—	—%	76	—%
Non-GAAP income from operations	$141,816	47%	$51,257	38%	$130,245	26%	$31,172	12%

GAAP net income	$88,824	29%	$26,071	19%	$66,887	13%	$241	—%
Stock-based compensation expense (1)	9,153	3%	3,064	2%	22,570	4%	12,289	5%
Change in fair value of earnout liability (2)	8,973	3%	6,000	4%	24,079	5%	12,300	5%
Amortization of intangible assets (3)	546	—%	547	—%	2,187	—%	2,091	1%
Restructuring charges (4)	—	—%	—	—%	—	—%	1,865	1%
Acquisition costs (5)	—	—%	—	—%	—	—%	76	—%
Tax effect of non-GAAP adjustments (6)	(4,965)	(2)%	(23)	—%	(13,747)	(3)%	(6,220)	(2)%
Non-GAAP net income	$102,531	34%	$35,659	26%	$101,976	20%	$22,642	9%

Explanation of Adjustments

(1)	Non-GAAP income from operations, non-GAAP net income, and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)	Non-GAAP income from operations and non-GAAP net income exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Non-GAAP income from operations and non-GAAP net income exclude amortization of intangible assets.
(4)	Non-GAAP income from operations and non-GAAP net income exclude restructuring charges.
(3)	Non-GAAP income from operations and non-GAAP net income exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(6)	Non-GAAP net income exclude the tax effect of non-GAAP adjustments.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
GAAP net income	$88,824	$26,071	$66,887	$241
Stock-based compensation expense (1)	9,153	3,064	22,570	12,289
Change in fair value of earnout liability (2)	8,973	6,000	24,079	12,300
Amortization of intangible assets (3)	546	547	2,187	2,091
Restructuring charges (4)	—	—	—	1,865
Acquisition costs (5)	—	—	—	76
Tax effect of non-GAAP adjustments (6)	(4,965)	(23)	(13,747)	(6,220)
Non-GAAP net income	$102,531	$35,659	$101,976	$22,642

GAAP net income per diluted share	$3.58	$1.25	$2.73	$0.01
Stock-based compensation expense (1)	0.37	0.15	0.92	0.60
Change in fair value of earnout liability (2)	0.36	0.29	0.98	0.60
Amortization of intangible assets (3)	0.02	0.03	0.09	0.10
Restructuring charges (4)	—	—	—	0.09
Acquisition costs (5)	—	—	—	—
Tax effect of non-GAAP adjustments (6)	(0.20)	—	(0.56)	(0.29)
Non-GAAP net income per diluted share	$4.13	$1.72	$4.16	$1.11

GAAP net income	$88,824	$26,071	$66,887	$241
Stock-based compensation expense (1)	9,153	3,064	22,570	12,289
Change in fair value of earnout liability (2)	8,973	6,000	24,079	12,300
Depreciation and amortization (7)	830	609	2,983	2,479
Amortization of intangible assets (3)	546	547	2,187	2,091
Restructuring charges (4)	—	—	—	1,865
Acquisition costs (5)	—	—	—	76
Other income, net (8)	(266)	21	(2,090)	(755)
Provision for income taxes (9)	34,586	15,554	16,612	3,065
Adjusted EBITDA	$142,646	$51,866	$133,228	$33,651

Explanation of Adjustments

(1)	Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude amortization of intangible assets.
(4)	Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA exclude restructuring charges.
(5)	Non-GAAP net income, non-GAAP net income per diluted share and Adjusted EBITDA exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(6)	Non-GAAP net income and non-GAAP net income per diluted share exclude the tax effect of non-GAAP adjustments.
(7)	Adjusted EBITDA excludes depreciation and amortization.
(8)	Adjusted EBITDA excludes other income, net.
(9)	Adjusted EBITDA excludes provision for income taxes.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA EXCLUDING CHANGES IN ESTIMATES
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2019	2018	2019	2018
GAAP net income	$88,824	$26,071	$66,887	$241
Change in estimate	(42,308)	—	(42,308)	—
Stock-based compensation expense (1)	9,153	3,064	22,570	12,289
Change in fair value of earnout liability (2)	8,973	6,000	24,079	12,300
Depreciation and amortization (3)	830	609	2,983	2,479
Amortization of intangible assets (4)	546	547	2,187	2,091
Restructuring charges (5)	—	—	—	1,865
Acquisition costs (6)	—	—	—	76
Other income, net (7)	(266)	21	(2,090)	(755)
Provision for income taxes (8)	34,586	15,554	16,612	3,065
Adjusted EBITDA excluding changes in estimates	$100,338	$51,866	$90,920	$33,651
Explanation of Adjustments

(1)	Adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)	Adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.
(3)	Adjusted EBITDA excludes depreciation and amortization.
(4)	Adjusted EBITDA exclude amortization of intangible assets.
(5)	Adjusted EBITDA exclude restructuring charges.
(6)	Adjusted EBITDA exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(7)	Adjusted EBITDA excludes other income, net.
(8)	Adjusted EBITDA excludes provision for income taxes.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE
(In millions, except per share amounts, unaudited)

	Year Ending December 31, 2020
	Low	High
GAAP net income	$68.0	$83.0
Stock-based compensation expense	28.0	26.0
Amortization of intangible assets	1.5	1.5
Tax effect of non-GAAP adjustments	(5.9)	(5.5)
Non-GAAP net income (1)	$91.6	$105.0

GAAP net income per diluted share	$2.64	$3.23
Stock-based compensation expense	1.09	1.01
Amortization of intangible assets	0.06	0.06
Tax effect of non-GAAP adjustments	(0.23)	(0.21)
Non-GAAP net income per diluted share (2)	$3.56	$4.09

GAAP net income	$68.0	$83.0
Stock-based compensation expense	28.0	26.0
Depreciation and amortization	5.0	4.0
Amortization of intangible assets	1.5	1.5
Other income, net	—	(1.0)
Provision for income taxes	17.5	21.5
Adjusted EBITDA (3)	$120.0	$135.0

Explanation of Adjustments

(1)	Non-GAAP net income is calculated by adding stock-based compensation, amortization of intangible assets, and the income tax effect of non-GAAP adjustments to GAAP net income.
(2)
Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, amortization of intangible assets per diluted share, and the income tax effect of non-GAAP adjustments to GAAP net income per diluted share.

(3)
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, other income, net and provision for income taxes to GAAP net income.